Onvia Reports Second Quarter 2016 Results

Subscription revenue increased 5% over second quarter 2015;

Strategic Account ACV grew 5% over second quarter 2015

SEATTLE, Aug. 2, 2016 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the second quarter ended June 30, 2016.

Q2 2016 Financial Highlights

  Subscription revenue up 5% to $5.6 million compared to Q2 2015
  Total revenue increased 2% to $6.0 million compared to Q2 2015
  Strategic Account Annual Contract Value (ACV) increased 5% to $17.4 million vs. Q2 2015
  Annual Contract Value per Client (ACVC) up 10% to $7,590 vs. $6,883 in Q2 2015
  Adjusted EBITDA of $439,000 in Q2 2016 compared to $653,000 in Q2 2015 **
  Net Loss of $125,000 in Q2 2016 vs. net income of $80,000 in Q2 2015

** Adjusted EBITDA is a non-GAAP Financial measure, see "Use of Non-GAAP Financial Information" below.

Q2 2016 Operational Performance Summary

	Q2 16	Q1 16	Change %	Q2 15	Change %

Annual Contract Value (ACV) (in millions)
Strategic Accounts	$ 17.4	$ 17.1	2%	$ 16.6	5%
Small Business (legacy accounts)	4.7	4.8	-2%	5.3	-11%
Total ACV	$ 22.1	$ 21.9	1%	$ 21.9	1%

Client Count
Strategic Accounts	1,350	1,330	2%	1,310	3%
Small Business (legacy accounts)	1,560	1,620	-4%	1,890	-17%
Total Clients	2,910	2,950	-1%	3,200	-9%

Annual Contract Value per Client (ACVC)
Strategic Accounts	$ 12,915	$ 12,838	1%	$ 12,712	2%
Small Business (legacy accounts)	$ 2,989	$ 2,972	1%	$ 2,845	5%
Total ACVC	$ 7,590	$ 7,421	2%	$ 6,883	10%

Content Licenses (in millions)	$ 1.5	$ 1.6	-6%	$ 1.8	-17%

For more information about ACV, ACVC, Strategic Accounts and Small Business (legacy accounts), see "Key Metric Definitions" below.

Management Discussion

In discussing the results for the second quarter of 2016, Onvia's President and CEO, Hank Riner, stated, "During the last year we have made significant investments in product, sales leadership and marketing leadership to drive revenue growth and create leverage from our business model. We believe that these investments are beginning to improve results. Our new client sales increased 33% over last year and the new first year onboarding team is already making an impact on first year retention rates. We also launched a CRM integration for Salesforce this quarter, which will improve client workflow and subscription retention rates."

Mr. Riner continued, "Our target market requires better intelligence and insight which requires content that is currently not available in the public domain. To acquire this content, we launched Onvia Exchange in the second quarter. Onvia Exchange allows government procurement professionals to use Onvia intelligence to improve their bidding process in return for providing content directly into the Onvia platform. Now that Onvia 7 is complete, we are in an excellent position to scale content collection cost effectively using automation, machine learning and natural language processing."

"Onvia 7 also allowed us to test a self-serve, ecommerce solution for the small business market, which we were unable to serve profitably in the past. We believe that our new Small Business solution can create significant value for this market at a competitive price. We launched this solution in early 2016 and early results are encouraging."

Second Quarter 2016 Results

Subscription revenue for the quarter ended June 30, 2016 grew 5% to $5.6 million compared to the same period in 2015. Subscription revenue includes revenue earned from our target market of Strategic Accounts, Small Business (legacy accounts) and revenue generated from the new Small Business solution. The Small Business solution, which officially launched in early 2016, is a self-serve solution for small businesses offering a limited geography Onvia service. The growth in subscription revenue is reflective of growth in ACV and an increase in Small Business revenue. ACV is a leading indicator of subscription revenue and excludes subscribers to the self-serve Small Business solution.

ACV for Strategic Accounts grew 5% in the second quarter of 2016 over the same period last year. ACV for Strategic Accounts continues to grow at a slower rate than last year as a result of a continued focus on identifying a primary solution for new clients as opposed to initially selling an entire solution suite. While the primary solution approach negatively impacts ACV growth in the short term, it should improve long term ACV growth due to more contract expansion opportunities across a client base with stronger adoption of the Onvia solution. Small Business (legacy accounts) represents clients outside of our target market that have been subscribers since before 2011, when we originally transitioned away from the small business market.

For the twelve months ended June 30, 2016, dollar retention is 86%, compared to 87% as of last quarter and 89% in the same period last year. The year over year decline is a result of our initiative to increase adoption across our client base which we implemented in the second half of 2015. We proactively remove services from a renewal contract if the client has not seen value due to an ineffective implementation. We then focus on improving adoption of the core solutions to reestablish value, and once achieved, we will introduce additional services when the client can effectively use them. For more information about dollar retention, see "Key Metric Definitions" below.

Total revenue for the quarter ended June 30, 2016 was $6.0 million, up by 2% compared to the same period last year. In addition to subscription revenue, total revenue includes content license, management information report and other revenue.

Operating expenses in the second quarter of 2016 increased 8% to $5.4 million from $5.0 million in the same period of 2015. The increase in comparative periods is primarily due to increased payroll-related investments necessary to support sales, marketing and product development operating initiatives. In addition, costs of approximately $120,000 associated with our CEO transition were incurred in the second quarter of 2016. CEO transition costs are anticipated to continue throughout 2016 and early 2017.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter June 30, 2016 decreased to $439,000 from $653,000 in the same period of prior year. For further information about Adjusted EBITDA, see "Use of Non-GAAP Financial Information" below.

Net loss for the second quarter of 2016 was $125,000, or $0.02 cents per diluted share, compared to a net income of $80,000, or $0.01 cents per diluted share last year.

At June 30, 2016, cash, cash equivalents and available for sale investments increased to $7.9 million compared to $6.8 million at the end of 2015.

Conference Call
Onvia will hold a conference call later today (August 2, 2016) to discuss its results for the second quarter of 2016. Onvia's CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, August 2, 2016
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-876-9176
International: 1-785-424-1667
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until September 2, 2016:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pass-code: 120481

Use of Non-GAAP Financial Information
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; other income; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015

GAAP net income (loss)	$ (125)	$ 80	$ (106)	$ (397)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(8)	(22)	(15)	(24)
Depreciation and amortization	516	573	1,017	1,222
Stock-based compensation	56	22	104	44

Adjusted EBITDA	$ 439	$ 653	$ 1,000	$ 845

Key Metric Definitions
Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. Onvia presents these metrics in aggregate and separately for the Strategic Accounts and Small Business sales channels. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Strategic Accounts are those clients from a target market that are believed to have a long term strategic interest in the state and local government market. Small Business (legacy accounts) accounts are primarily legacy clients that were acquired prior to a change in go-to-market strategy in 2011. Clients that subscribe to our new self-service Small Business solution are not included in Small Business (legacy accounts).

Forward-Looking Statements
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers using the "target market" strategy; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2015.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia

Since 2000, Onvia (NASDAQ: ONVI) has been serving both government agencies and businesses by delivering relevant bid, award, agency, vendor and budget data that helps our business clients and our government partners succeed in the business-to-government (B2G) marketplace. Onvia tracks and reports on the spending of tens of thousands of federal, state and local government agencies, giving businesses and agencies a single comprehensive source for navigating B2G commerce.

For information about Onvia, visit http://www.onvia.com/.

Onvia, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$ 5,621	$ 5,368	$ 11,215	$ 10,631
Content license	318	430	722	892
Management information reports	37	41	53	89
Other	44	55	92	127

Total revenue	6,020	5,894	12,082	11,739

Cost of revenue	742	838	1,506	1,631

Gross margin	5,278	5,056	10,576	10,108

Operating expenses:
Sales and marketing	2,960	2,711	5,851	5,516
Technology and development	1,425	1,469	2,904	2,786
General and administrative	1,026	818	1,942	2,227

Total operating expenses	5,411	4,998	10,697	10,529

Income (loss) from operations	(133)	58	(121)	(421)

Interest and other income, net	8	22	15	24
Net income (loss)	$ (125)	$ 80	$ (106)	$ (397)

Basic net income (loss) per common share	$ (0.02)	$ 0.01	$ (0.01)	$ (0.05)

Diluted net income (loss) per common share	$ (0.02)	$ 0.01	$ (0.01)	$ (0.05)

Basic weighted average shares outstanding	7,129	7,413	7,127	7,404

Diluted weighted average shares outstanding	7,129	7,578	7,127	7,404

ONVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 31, 2016	December 31, 2015
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 2,821	$ 1,483
Short-term investments, available-for-sale	5,059	5,275
Accounts receivable, net of allowance for doubtful accounts of $30 and $32	1,275	1,298
Prepaid expenses and other current assets	940	1,075

Total current assets	10,095	9,131

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	835	1,036
Internal use software, net of accumulated amortization	5,358	5,091
Other long-term assets	232	260

Total long term assets	6,425	6,387

TOTAL ASSETS	$ 16,520	$ 15,518

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 773	$ 499
Accrued expenses	856	937
Unearned revenue, current portion	9,579	8,821
Other current liabilities	122	103

Total current liabilities	11,330	10,360

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	301	283
Deferred rent, net of current portion	583	575
Other long-term liabilities	30	43

Total long term liabilities	914	901

TOTAL LIABILITIES	12,244	11,261

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,723,260 and 8,717,788 shares issued; and 7,130,956 and 7,125,484 shares outstanding	1	1
Treasury stock, at cost: 1,592,304 and 1,592,304 shares	(5,446)	(5,446)
Additional paid in capital	354,333	354,212
Accumulated other comprehensive gain	1	(3)
Accumulated deficit	(344,613)	(344,507)

Total stockholders' equity	4,276	4,257

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 16,520	$ 15,518

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2016	2015
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (106)	$ (397)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,017	1,222
Stock-based compensation	104	44
Loss on sale of property and equipment	-	2
Change in operating assets and liabilities:
Accounts receivable	24	642
Prepaid expenses and other assets	161	(265)
Accounts payable	138	10
Accrued expenses	(81)	(265)
Unearned revenue	776	301
Deferred rent	27	37

Net cash provided by operating activities	2,060	1,331

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(84)	(110)
Additions to internal use software	(875)	(932)
Purchases of investments	(2,851)	(4,062)
Maturities of investments	3,071	4,163
Proceeds from the sale of equipment	-	8

Net cash used in investing activities	(739)	(933)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and purchases under employee stock purchase plan	17	77

Net cash provided by financing activities	17	77

Net increase in cash and cash equivalents	1,338	475

Cash and cash equivalents, beginning of period	1,483	1,577

Cash and cash equivalents, end of period	$ 2,821	$ 2,052

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CONTACT: Onvia, Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com